The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146483-02

Subject to Completion
Preliminary Prospectus Supplement dated July 6, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 3, 2007)

Indiana

$500,000,000 First Mortgage Bonds, Series PPP,     %, Due July 15, 2020

Duke Energy Indiana, Inc. is offering $500,000,000 aggregate principal amount of First Mortgage Bonds, Series PPP,     %, Due July 15, 2020 (the “Mortgage Bonds”). We will pay interest on the Mortgage Bonds at a rate of     % per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2011. The Mortgage Bonds will mature as to principal on July 15, 2020. The Mortgage Bonds will be secured by a first mortgage lien, subject only to permitted liens, on substantially all of our permanent fixed properties.

We may redeem the Mortgage Bonds at our option at any time and from time to time, in whole or in part, as described in this prospectus supplement under the caption “Description of the Mortgage Bonds — Optional Redemption.”

The Mortgage Bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Mortgage Bonds. Please read the information provided under the caption “Description of the Mortgage Bonds” in this prospectus supplement and “Description of the First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the Mortgage Bonds.

Investing in the Mortgage Bonds involves risks. See the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement.

Proceeds to Duke
			Underwriting		Energy Indiana, Inc.
	Price to Public(1)		Discount(2)		before expenses(1)

Per Mortgage Bond		%		%		%
Total Mortgage Bonds	$		$		$

(1)	Plus accrued interest, if any, from July , 2010, if settlement occurs after that date.

(2)	The underwriters have agreed to make a payment to us in an amount equal to $ , including in respect of expenses incurred by us in connection with the offering. See “Underwriting” on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect the Mortgage Bonds to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./ N.V., on or about July   , 2010.

Joint Book-Running Managers

BNP PARIBAS
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley

Co-Manager

Mitsubishi UFJ Securities

The date of this prospectus supplement is July   , 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Duke Energy Indiana,” “Company,” “we,” “us” and “our” or similar terms are to Duke Energy Indiana, Inc.

ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Mortgage Bonds involves risks. See the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009.

Duke Energy Indiana, Inc.

Duke Energy Indiana, Inc. is an Indiana corporation and is an indirect wholly-owned subsidiary of Duke Energy Corporation (“Duke Energy”). Duke Energy Indiana is a vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana. The area we serve includes the cities of Bloomington, Carmel, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168. Our telephone number is (513) 421-9500.

The foregoing information about Duke Energy Indiana is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy Indiana, you should refer to the information described under the caption “Where You Can Find More Information.”

The Offering

Issuer	Duke Energy Indiana, Inc.

Securities Offered	We are offering $500,000,000 aggregate principal amount of First Mortgage Bonds, Series PPP, %, Due July 15, 2020.

Maturity	The Mortgage Bonds will mature on July 15, 2020.

Interest Rate	% per year.

Interest Payment Dates	Interest on the Mortgage Bonds will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2011.

Ranking	The Mortgage Bonds will rank pari passu, except as to any sinking fund, maintenance and renewal fund or similar fund provided for in any outstanding series of bonds, with all Bonds (as defined below under “Description of the Mortgage Bonds”) now or subsequently issued and outstanding under the Mortgage. Subject to limits contained in our Mortgage that are described in the accompanying prospectus, we may from time to time, without the consent of existing holders of Mortgage Bonds, create and issue additional series of bonds under the Mortgage (as defined below under “Description of the Mortgage Bonds”). Additionally, we may reopen this series of Mortgage Bonds and issue additional Mortgage Bonds, provided that any such additional Mortgage Bonds are fungible with the then outstanding Mortgage Bonds for U.S. federal income tax purposes.

Collateral	The Mortgage Bonds will be secured by a first mortgage lien, subject only to permitted liens, on all or substantially all of our permanent fixed properties.

Ratings	The Mortgage Bonds are expected to be rated “A2” by Moody’s Investors Service and “A” by Standard & Poor’s Ratings Services. A rating represents the rating agency’s opinion of an obligor’s overall financial capacity to pay its financial obligation (its creditworthiness). A rating is not a recommendation to purchase, sell or hold a financial obligation, as it does not comment on market price or suitability for a particular investor. Ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, information about the issuer, or based on other circumstances.

Optional Redemption	The Mortgage Bonds will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Mortgage Bonds to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under “Description of the Mortgage Bonds — Optional Redemption”) plus basis points, plus in each case accrued interest to the date of redemption.

No Sinking Fund	There will not be any sinking fund for the Mortgage Bonds.

Use of Proceeds	The net proceeds from the sale of the Mortgage Bonds, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $ million. The net proceeds from the sale of the Mortgage Bonds will be used (i) to repay our outstanding borrowings under Duke Energy’s master credit facility; (ii) to fund capital expenditures for our ongoing construction program; and (iii) for general corporate purposes. As of June 30, 2010, we had approximately $123 million of indebtedness payable under Duke Energy’s master credit facility, with a weighted average interest rate of approximately 0.54%.

Book-Entry	The Mortgage Bonds will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Mortgage Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream, Luxembourg or Euroclear in Europe if they are participants in those systems, or indirectly through organizations that are participants in those systems. This means that you will not receive a certificate for your Mortgage Bonds and Mortgage Bonds will not be registered in your name except under certain limited circumstances described under the caption “Book-Entry System — Certificated Mortgage Bonds.”

Trustee	Deutsche Bank National Trust Company

RISK FACTORS

You should carefully consider the risk factors under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “might,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	State and federal legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, as well as rulings that affect cost and investment recovery or have an impact on rate structures;

•	Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•	Industrial, commercial and residential growth or decline in Duke Energy Indiana’s service territories;

•	Additional competition in electric markets and continued industry consolidation;

•	The influence of weather and other natural phenomena on Duke Energy Indiana’s operations, including the economic, operational and other effects of storms, hurricanes, droughts and tornados;

•	The timing and extent of changes in commodity prices and interest rates;

•	Unscheduled generation outages, unusual maintenance or repairs and electric transmission system constraints;

•	The performance of electric generation facilities;

•	The results of financing efforts, including Duke Energy Indiana’s ability to obtain financing on favorable terms, which can be affected by various factors, including Duke Energy Indiana’s credit ratings and general economic conditions;

•	Declines in the market prices of equity securities and resultant cash funding requirements of Duke Energy Indiana for Cinergy Corp.’s defined benefit pension plans;

•	The level of creditworthiness of counterparties to Duke Energy Indiana’s transactions;

•	Employee workforce factors, including the potential inability to attract and retain key personnel;

•	Growth in opportunities for Duke Energy Indiana’s business, including the timing and success of efforts to develop power and other projects;

•	Construction and development risks associated with the completion of Duke Energy Indiana’s capital investment projects in existing and new generation facilities, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from ratepayers in a timely manner; and

•	The effect of accounting pronouncements issued periodically by accounting standard-setting bodies.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges are calculated using the Securities and Exchange Commission’s guidelines.

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
	(dollars in millions)

Earnings (as defined for the fixed charges calculation)
Add:
Pretax income	$106	$317	$408	$386	$200	$325
Fixed charges	40	165	140	130	145	126
Deduct:
Interest capitalized(a)	6	13	10	11	16	8

Total earnings (as defined for the fixed charges calculation)	$140	$469	$538	$505	$329	$443

Fixed charges:
Interest on debt, including capitalized portions	$39	$157	$133	$120	$138	$118
Estimate of interest within rental expense	1	8	7	10	7	8

Total fixed charges	$40	$165	$140	$130	$145	$126

Ratio of earnings to fixed charges	3.5	2.9	3.8	3.9	2.3	3.5

(a)	Excludes equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in our Consolidated Statements of Operations incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the Mortgage Bonds, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $      million. The net proceeds from the sale of the Mortgage Bonds will be used (i) to repay our outstanding borrowings under Duke Energy’s master credit facility; (ii) to fund capital expenditures for our ongoing construction program; and (iii) for general corporate purposes. As of June 30, 2010, we had approximately $123 million of indebtedness payable under Duke Energy’s master credit facility, with a weighted average interest rate of approximately 0.54%.

DESCRIPTION OF THE MORTGAGE BONDS

We will issue the Mortgage Bonds under our Indenture of Mortgage or Deed of Trust, dated September 1, 1939, between us and Deutsche Bank National Trust Company, as Trustee, as supplemented and amended from time to time, including by the Sixty-Second Supplemental Indenture, to be dated as of July   , 2010. The Indenture of Mortgage or Deed of Trust, as supplemented and amended, is sometimes called the “Mortgage” and the First Mortgage Bonds, Series PPP,     %, Due July 15, 2020 are sometimes called the “Mortgage Bonds” in this prospectus supplement. The trustee under the Mortgage is sometimes called the “Bond Trustee” in this prospectus supplement. The term “Bonds” refers to all mortgage bonds from time to time issued under the Mortgage, including the Mortgage Bonds. The following description of the Mortgage Bonds is only a summary and is not intended to be comprehensive. For additional information, you should refer to the accompanying prospectus and to the Mortgage, which is an exhibit to the registration statement, of which the accompanying prospectus is a part.

General

The Mortgage Bonds will be issued as a new series of Bonds under the Mortgage. The Mortgage Bonds being offered hereby will be issued in the principal amount of $500,000,000. The amount of Bonds that we may issue under the Mortgage is unlimited subject to the provisions stated in the accompanying prospectus under “Description of the First Mortgage Bonds — Issue of Additional First Mortgage Bonds.”

We may from time to time, without the consent of the existing holders of the Mortgage Bonds, create and issue additional Mortgage Bonds having the same terms and conditions as the previously issued Mortgage Bonds in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional Mortgage Bonds, provided that such additional Mortgage Bonds are fungible with the previously issued Mortgage Bonds for U.S. federal income tax purposes. Additional Mortgage Bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued Mortgage Bonds.

We will issue the Mortgage Bonds only in fully registered form without coupons and there will be no service charge for any transfers or exchanges of the Mortgage Bonds. We may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. If the Mortgage Bonds are not global securities held by DTC, transfers and exchanges of the Mortgage Bonds may be made at Deutsche Bank National Trust Company, c/o DB Services Tennessee, Inc., Trust & Securities Services, Transfer & Exchange, 648 Grassmere Park Road, Nashville, TN 37211, or at any other office maintained by us for such purpose.

The Mortgage Bonds will be issuable in denominations of $2,000 and multiples of $1,000 in excess thereof. The Bonds will be exchangeable for an equivalent principal amount of Bonds of other authorized denominations of the same series.

Payments of principal of and any premium and interest on the Mortgage Bonds will be made at our office or agency in Plainfield, Indiana or, at the option of the registered owner of Mortgage Bonds, at the office or agency of Duke Energy Indiana in the Borough of Manhattan, The City of New York, except that interest on the Mortgage Bonds may be paid, at our option, by check mailed to the address of the person entitled to the interest payment. For information relating to payments on book-entry Mortgage Bonds, please see the information provided under the caption “Book-Entry System — Book-Entry Format” below.

Interest

The Mortgage Bonds will mature on July 15, 2020. Interest on the Mortgage Bonds will accrue at the rate of     % per annum from July   , 2010 or from the most recent interest payment date to which interest has been paid or provided for. We will make each interest payment on the Mortgage Bonds semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2011, to each holder of record at the close of business on the January 1 and July 1 (whether or not a business day) preceding the applicable interest payment date until the principal amount has been paid or made available for payment. Interest on the Mortgage Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, the payment due on that interest payment date or the maturity date will be made on the next business day, without any interest or other payment in respect of such delay.

Optional Redemption

The Mortgage Bonds will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Mortgage Bonds to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points, plus in each case accrued interest to the date of redemption. For the avoidance of doubt, interest that is due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date in accordance with the Mortgage Bonds and the Mortgage.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Mortgage Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Mortgage Bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, plus one other financial institution appointed by us at the time of any redemption or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by the Reference Treasury Dealers at 3:30 p.m., New York time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Redemption Procedures

We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the Mortgage Bonds to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Mortgage Bonds or portions of such Mortgage Bonds called for redemption. If less than all of the Mortgage Bonds are to be redeemed at our option, and the Mortgage Bonds are held by DTC as global securities, DTC will select the Mortgage Bonds to be redeemed in accordance with its operational arrangements. If the Mortgage Bonds are not held by DTC as global securities, the Bond Trustee will select, in such manner as it deems fair and appropriate, the Mortgage Bonds to be redeemed. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Security

The Mortgage Bonds will rank pari passu, except as to any sinking fund, maintenance and renewal fund or similar fund provided for in any outstanding series of Bonds, with all Bonds now or subsequently issued and outstanding under the Mortgage. The Mortgage constitutes a first mortgage lien, subject only to permitted liens (as defined in the Mortgage), on all or substantially all of our permanent fixed properties.

We have not made any appraisal of the value of the properties subject to the lien. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. In the event of liquidation, if the proceeds were not sufficient to repay amounts under all of the Bonds then outstanding, then holders of the Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of March 31, 2010, we had total senior secured indebtedness of approximately $1.3 billion and total unsecured indebtedness of approximately $1.8 billion.

Defeasance

The lien of the Mortgage may be discharged if we irrevocably deposit with the Bond Trustee sufficient money to pay the principal and any premium and interest on all outstanding Bonds on the maturity dates of those payments or upon redemption and we otherwise satisfy certain conditions of the Mortgage, such a discharge being called a “defeasance” in the Mortgage.

Under current U.S. federal income tax laws, a deposit and discharge described in the preceding paragraph with respect to the Bonds, including the Mortgage Bonds, prior to the stated maturity date or the redemption date of such Bonds would likely be treated as an exchange of such Bonds in which holders of such Bonds might recognize gain or loss. In addition, the amount, timing and character of amounts that holders of such Bonds would thereafter be required to include in income for U.S. federal income tax purposes with respect to such Bonds might be different from that which would be includible in the absence of such a deposit and discharge. We urge investors in the Mortgage Bonds to consult their own tax advisors as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than U.S. federal income tax laws.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Mortgage Bonds, and does not purport to be a complete analysis of all potential tax considerations. This discussion only applies to Mortgage Bonds that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price by Non-U.S. Holders (as defined below).

This discussion does not describe all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	traders or dealers in securities or commodities;

•	persons holding Mortgage Bonds as part of a hedge or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes or persons holding Mortgage Bonds through a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	certain former citizens or residents of the United States.

Finally, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local law.

If a partnership holds Mortgage Bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Mortgage Bonds, you should consult your tax advisor.

This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Mortgage Bonds are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Mortgage Bonds or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder of a Mortgage Bond. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a Mortgage Bond that is not for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation; or

•	a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined in the Code (a “United States Person”), have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States Person.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a Mortgage Bond and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Mortgage Bond.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	such Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•	such Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent or the applicable withholding agent, receive appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a United States Person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments of interest on the Mortgage Bonds.

If interest on the Mortgage Bonds is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by a tax treaty, is attributable to a permanent establishment or fixed base in the United States), such interest will be subject to U.S. federal income tax on a net income basis at the rate generally applicable to United States Persons (or such other rate as otherwise provided in an applicable income tax treaty). Corporate holders may also be subject to a 30% branch profits tax. If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us, or our paying agent or the applicable withholding agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Mortgage Bonds

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Mortgage Bond generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by a tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

•	the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the Mortgage Bonds. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States Person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Mortgage Bonds and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on payments on the Mortgage Bonds and on the proceeds from a sale or other disposition of the Mortgage Bonds. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Mortgage Bonds initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

Investors may elect to hold interests in each global Mortgage Bond through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Mortgage Bonds, DTC or such nominee will be considered the sole owner and holder of the Mortgage Bonds for all purposes of the Mortgage Bonds and the Mortgage. Except as provided below, owners of beneficial interests in the Mortgage Bonds will not be entitled to have the Mortgage Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Mortgage Bonds in definitive form and will not be considered the owners or holders of the Mortgage Bonds under the Mortgage, including for purposes of receiving any reports that we or the Bond Trustee deliver pursuant to the Mortgage. Accordingly, each person owning a beneficial interest in a Mortgage Bond must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Mortgage Bonds.

Unless and until we issue the Mortgage Bonds in fully certificated form under the limited circumstances described below under the heading “— Certificated Mortgage Bonds”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the Mortgage Bonds;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Mortgage Bonds, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Mortgage Bonds. The Mortgage Bonds will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing

Corporation (“DTCC”). DTCC in turn is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (which are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Mortgage Bonds, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Mortgage Bonds under DTC’s system must be made by or through direct participants, which will receive a credit for the Mortgage Bonds on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Mortgage Bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Mortgage Bonds, except as provided below in “— Certificated Mortgage Bonds.”

To facilitate subsequent transfers, all Mortgage Bonds deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Mortgage Bonds with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Mortgage Bonds. DTC’s records reflect only the identity of the direct participants to whose accounts such Mortgage Bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Bond Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Mortgage Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Mortgage Bonds on your behalf. We and the Bond Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Mortgage Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Bond Trustee will not recognize you as a holder of any Mortgage Bonds under the Mortgage and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Mortgage Bond if one or more of the direct participants to whom the Mortgage Bond is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Mortgage Bonds to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Mortgage Bonds.

Certificated Mortgage Bonds

Unless and until they are exchanged, in whole or in part, for Mortgage Bonds in definitive form in accordance with the terms of the Mortgage Bonds, the Mortgage Bonds may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue Mortgage Bonds to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	DTC notifies us that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the Mortgage and the owners of a majority in aggregate principal amount of the beneficial interests in the Mortgage Bonds notify the Bond Trustee that the continuation of the book-entry system is no longer in the best interests of the owners; or

•	we, at our option, and subject to DTC’s procedures, elect to terminate use of the book-entry system through DTC.

If any of the above events occurs, DTC is required to notify all direct participants that Mortgage Bonds in fully certificated registered form are available through DTC. DTC will then surrender each global security representing the Mortgage Bonds along with instructions for re-registration. The Bond Trustee will re-issue the Mortgage Bonds in fully certificated registered form and will recognize the registered holders of the certificated Mortgage Bonds as holders under the Mortgage.

Global Clearance and Settlement Procedures

Initial settlement for the Mortgage Bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Mortgage Bonds received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Mortgage Bonds settled during such processing will be reported to the relevant Euroclear Participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Mortgage Bonds by or through a Clearstream participant or a

Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Mortgage Bonds among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING

We have entered into an underwriting agreement with respect to the Mortgage Bonds with the underwriters listed below, for whom BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives. Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Mortgage Bonds indicated in the following table:

Principal Amount of
Name	Mortgage Bonds

BNP Paribas Securities Corp.	$
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Mitsubishi UFJ Securities (USA), Inc.

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Mortgage Bonds are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all the Mortgage Bonds if they purchase any of the Mortgage Bonds.

The Mortgage Bonds sold by the underwriters to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement and may be offered to certain dealers at this price less a concession not in excess of     % of the principal amount of the Mortgage Bonds. The underwriters may allow, and those dealers may reallow, a discount not in excess of     % of the principal amount of the Mortgage Bonds to certain other dealers. If all the Mortgage Bonds are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

The Mortgage Bonds are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Mortgage Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Mortgage Bonds.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Mortgage Bonds. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Mortgage Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Mortgage Bonds while the offering is in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Mortgage Bonds. As a result, the price of the Mortgage Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives have repurchased Mortgage Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $       . The underwriters have agreed to make a payment to us in an amount equal to $       , including in respect of expenses incurred by us in connection with the offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us with financial advisory and other services for which they have received and in the future will receive customary fees. In particular, certain affiliates of the underwriters are lenders under Duke Energy’s master credit facility and will receive a portion of the net proceeds from this offering, which are being applied to repay our portion of amounts outstanding under such credit facility.

UK Selling Restrictions

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the Mortgage Bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Mortgage Bonds in, from or otherwise involving the United Kingdom.

EEA Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Mortgage Bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than any offers contemplated in a prospectus in relation to the Mortgage Bonds from the time such prospectus is approved by the competent authority and published in that Relevant Member State or, where appropriate, approved in another Relevant Member State and published and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive as implemented in that Relevant Member State, outside of the end date specified in such prospectus, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Mortgage Bonds to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriters; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Mortgage Bonds shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Mortgage Bonds to the public” in relation to any Mortgage Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Mortgage Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Mortgage Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Duke Energy Indiana, Inc. incorporated in this prospectus supplement by reference from Duke Energy Indiana’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Mortgage Bonds will be passed upon for Duke Energy Indiana by J. William DuMond, Esq., Associate General Counsel of Duke Energy Business Services LLC. Certain legal matters with respect to the offering of the Mortgage Bonds will be passed upon for Duke Energy Indiana by Frost Brown Todd LLC, Cincinnati, Ohio, and for the underwriters by Sidley Austin LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy Corporation’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on Duke Energy Corporation’s website is not a part of this prospectus supplement. Our filings are also available to the public through the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy Indiana incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010; and

•	Current Report on Form 8-K filed April 16, 2010.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

Duke Energy Indiana, Inc.

Unsecured Debt Securities
First Mortgage Bonds

From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the information in the section entitled “Risk Factors” contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2007.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

Duke Energy Indiana, Inc.
526 South Church Street
Charlotte, North Carolina 28202
(800) 488-3853
Attention: Investor Relations
www.duke-energy.com/investors

See “Where You Can Find More Information” beginning on page 16.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Duke Energy Indiana filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, we are registering an unspecified amount of unsecured debt securities and First Mortgage Bonds, and may issue any of such securities in one or more offerings.

This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption “Where You Can Find More Information.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Duke Energy Indiana,” “we,” “us” and “our” or similar terms are to Duke Energy Indiana, Inc. and its subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “may,” “will,” “could,” projects,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

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THE COMPANY

Duke Energy Indiana, Inc. is an Indiana corporation and is an indirect wholly-owned subsidiary of Duke Energy Corporation. Duke Energy Indiana is a vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana. The area we serve includes the cities of Bloomington, Carmel, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168. Our telephone number is (513) 421-9500.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Form 10-K report for the year ended December 31, 2006, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement, Duke Energy Indiana intends to use the net proceeds from the sale of any offered securities:

•	to redeem or purchase from time to time presently outstanding securities when it anticipates those transactions will result in an overall cost savings;

•	to repay maturing securities;

•	to finance its ongoing construction program; or

•	for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is calculated using the Securities and Exchange Commission guidelines.

	Period
	Ended
	June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
	(Dollars in millions)

Earnings as defined for fixed charges calculation
Add:
Pretax income	$186	$200	$325	$277	$234	$329
Fixed charges	70	145	126	103	97	89
Deduct:
Interest capitalized(a)	6	16	8	2	5	9

Total earnings (as defined for the Fixed Charges calculation)	$250	$329	$443	$378	$326	$409

Fixed charges:
Interest on debt, including capitalized portions	$65	$138	$118	$93	$88	$82
Estimate of interest within rental expense	5	7	8	10	9	7

Total fixed charges	$70	$145	$126	$103	$97	$89

Ratio of earnings to fixed charges	3.6	2.3	3.5	3.7	3.4	4.6

(a)	Excludes equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Operations.

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

We may issue from time to time one or more series of senior unsecured debt securities or junior subordinated unsecured debt securities under a Debenture Indenture, dated November 15, 1996, between us and The Bank of New York Trust Company, N.A. (successor to Fifth Third Bank), as debenture trustee. When we offer to sell any unsecured debt securities, we will provide information about these unsecured debt securities in a prospectus supplement.

We have summarized certain terms and provisions of the Debenture Indenture. The summary is not complete. The Debenture Indenture is an exhibit to the registration statement of which this prospectus forms a part. You should read the Debenture Indenture for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Debenture Indenture. The Debenture Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

The Debenture Indenture allows us to issue unsecured debt securities in an unlimited amount from time to time. The relevant prospectus supplement will describe the terms of any unsecured debt securities being offered, including:

•	the title of the unsecured debt securities;

•	any limit on the aggregate principal amount of the unsecured debt securities;

•	the date or dates on which the principal of any of the unsecured debt securities will be payable;

•	the rate or rates at which any of the unsecured debt securities will bear interest, if any;

•	the date from which interest, if any, on the unsecured debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	the right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on any of the unsecured debt securities will be payable;

•	the denominations in which the unsecured debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the unsecured debt securities will be determined;

•	any addition to or change in the events of default applicable to any of the unsecured debt securities and any change in the right of the debenture trustee or the holders to declare the principal amount of any of the unsecured debt securities due and payable;

•	any addition to or change in the covenants in the Debenture Indenture;

•	whether such unsecured debt securities are convertible into other securities and the terms thereof;

•	the applicability of or any change in the subordination provisions of the Debenture Indenture for a series of unsecured debt securities; and

•	any other terms of the unsecured debt securities not inconsistent with the provisions of the Debenture Indenture.

Subordination of Certain Unsecured Debt Securities

The Debenture Indenture provides that one or more series of unsecured debt securities may be subordinate and subject in right of payment to the prior payment in full of all senior debt of the Company.

No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the junior subordinated unsecured debt securities may be made if any senior debt is not paid when due, if any default has not been cured or waived, or if the maturity of any senior debt has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior debt must be paid in full before the holders of the junior subordinated unsecured debt securities are entitled to receive or retain any payment. The rights of the holders of the junior subordinated unsecured debt securities will be subordinated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

In this prospectus, we use the term “senior debt” to mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether currently outstanding or later incurred, created or assumed:

(a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding junior subordinated unsecured debt securities, but including all first mortgage bonds of the Company outstanding from time to time;

(b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

(c) all renewals, extensions, or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b);

unless the instrument creating, evidencing, or assuming or guaranteeing any particular indebtedness, renewal, extension or refunding expressly provides that the indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the junior subordinated unsecured debt securities.

The Debenture Indenture does not limit the aggregate amount of senior debt that the Company may issue.

Exchange, Register and Transfer

The unsecured debt securities of each series will be issuable only in fully registered form without coupons.

The unsecured debt securities may be presented for exchange or registration of transfer in the manner, at the places and subject to the restrictions set forth in the unsecured debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Debenture Indenture, you will not have to pay for these services, except for any taxes or other governmental charges associated with these services.

Global Securities

We may issue registered unsecured debt securities of a series in the form of one or more fully registered global unsecured debt securities (each a “global security”) that we will register in the name of, and deposit with, a depositary (or a nominee of a depositary) identified in the prospectus supplement relating to the series. Each global security will set forth the aggregate principal amount of the series of unsecured debt securities that it represents. The depositary (or its nominee) will not transfer any global security unless and until it is exchanged in whole or in part for unsecured debt securities in definitive registered form, except that:

•	the depositary may transfer the whole global security to a nominee;

•	the depositary’s nominee may transfer the whole global security to the depositary;

•	the depositary’s nominee may transfer the whole global security to another nominee of the depositary; and

•	the depositary (or its nominee) may transfer the whole global security to its (or its nominee’s) successor.

A global security may not be exchanged for unsecured debt securities in definitive registered form, and no transfer of a global security may be registered in the name of any person other than the depositary (or its nominee), unless:

•	the depositary has notified the Company that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the Debenture Indenture;

•	an event of default has occurred and is continuing with respect to the global security; or

•	circumstances exist, if any, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

Any unsecured debt securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary gives to the debenture trustee. We expect that these instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

Depositary Arrangements

We will describe the specific terms of the depositary arrangements with respect to any portion of a series of unsecured debt securities to be represented by a global security in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for the global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with their respective principal amounts of the unsecured debt securities represented by the global security.

Any dealers, underwriters or agents participating in the distribution of the unsecured debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the global security and they will only be able to transfer those interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain the records of beneficial ownership and transfer. The laws of some states may require that certain purchasers of such securities take physical delivery of securities in definitive form. These laws may impair their ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary (or its nominee) is the record owner of a global security, it (or its nominee) will be considered the sole owner or holder of the unsecured debt securities represented by the global security for all purposes under the Debenture Indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the unsecured debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the unsecured debt securities in definitive form and will not be considered the owners or holders under the Debenture Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Debenture Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action allowed under the Debenture Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through such participants to give or take the action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Payments of principal, premium, if any, and any interest on unsecured debt securities represented by a global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of the global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests, and neither will the debenture trustee and its agents.

We expect that the depositary for any unsecured debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of each participant.

Withdrawal of Depositary

If the depositary for any unsecured debt securities represented by a global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, unsecured debt securities in definitive form will be issued in exchange for the relevant global security. In addition, we may at any time and in our sole discretion determine not to have any of the unsecured debt securities of a series represented by one or more global securities and, in such event, unsecured debt securities of the series in definitive form will be issued in exchange for all of the global security or global securities representing the unsecured debt securities. Any unsecured debt securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the debenture trustee. We expect that the instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

Payment and Paying Agents

Unless the applicable prospectus supplement indicates otherwise, payment of interest on an unsecured debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the unsecured debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to the payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the debenture trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to unsecured debt securities of each series. Any other paying agents initially designated by us for the unsecured debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the unsecured debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any unsecured debt security which remain unclaimed at the end of 18 months after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment.

Consolidation, Merger, and Sale of Assets

The Debenture Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other entity, sell or convey all or substantially all of our assets to any person or entity or otherwise engage in restructuring transactions, provided that the successor entity assumes due and punctual payment of the principal, premium, if any, and interest on the unsecured debt securities.

Events of Default

Each of the following is defined as an event of default under the Debenture Indenture with respect to unsecured debt securities of any series:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other of our covenants in the Debenture Indenture (other than a covenant included in the Debenture Indenture solely for the benefit of a series other than that series), continuing for 90 days after written notice has been given by the debenture trustee, or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series, as provided in the Debenture Indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided in a supplemental indenture under which the debt securities are issued.

If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the outstanding unsecured debt securities of any series occurs and is continuing, either the debenture trustee or the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series by notice as provided in the Debenture Indenture may declare the principal amount of the unsecured debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the outstanding unsecured debt securities of any series occurs, the principal amount of all the unsecured debt securities of that series will automatically, and without any action by the debenture trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Debenture Indenture. For information as to waiver of defaults, see “Modification and Waiver.”

Subject to the provisions of the Debenture Indenture relating to the duties of the debenture trustee, if an event of default occurs, the debenture trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request or direction of any of the holders, unless the holders shall have offered to the debenture trustee reasonably satisfactory indemnity. Subject to these provisions for the indemnification of the debenture trustee, the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the unsecured debt securities of that series.

No holder of an unsecured debt security of any series will have any right to institute any proceeding with respect to the Debenture Indenture, or for the appointment of a receiver or a debenture trustee, or for any other remedy thereunder, unless:

(a) the holder has previously given to the debenture trustee written notice of a continuing event of default with respect to the unsecured debt securities of that series;

(b) the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series have made written request, and have offered reasonably satisfactory indemnity, to the debenture trustee to institute a proceeding as trustee; and

(c) the debenture trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series a direction inconsistent with such request, within 60 days after receipt by the debenture trustee of the initial notice, written request and offer of indemnity. However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on the debt security on or after the applicable due date specified in the debt security.

We will be required to furnish to the debenture trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Debenture Indenture and, if so, specifying all known defaults.

Modification and Waiver

Modifications and amendments of the Debenture Indenture may be made by us and the debenture trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of each series affected by the modification or amendment; provided, however, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	affect the applicability of the subordination provisions to any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in aggregate principal amount of outstanding unsecured debt securities of any series, the consent of whose holders is required for modification or amendment of the Debenture Indenture;

•	reduce the percentage in aggregate principal amount of outstanding unsecured debt securities of any series necessary for waiver of compliance with certain provisions of the Debenture Indenture or for waiver of certain defaults; or

•	modify the provisions relating to modification and waiver.

The holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of any series may waive, with respect to that series, our compliance with certain restrictive provisions of the Debenture Indenture. The holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of any series may waive, with respect to that series, any past default under the Debenture Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Debenture Indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Generally, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding unsecured debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Debenture Indenture, in the manner and subject to the limitations provided in the Debenture Indenture. In certain limited circumstances, the debenture trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding unsecured debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite aggregate principal amount of unsecured debt securities within 180 days following the record date, or such other shorter period as we (or the debenture trustee, if it sets the record date) may specify.

Defeasance and Covenant Defeasance

Under the Debenture Indenture, we may elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness, or the provisions relating to defeasance of certain restrictive covenants, applied with respect to the unsecured debt securities of any series.

Defeasance and Discharge.

If we elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness applied to any unsecured debt securities, we will be discharged from all our obligations with respect to those unsecured debt securities (except for certain obligations to exchange or register the transfer of unsecured debt securities, to replace stolen, lost or mutilated unsecured debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such unsecured debt securities of money or U.S. Government Obligations, or both, which will provide money sufficient to pay the principal of and any premium and interest on the unsecured debt securities as they become due. This defeasance or discharge may occur only if, among other things, we have delivered to the debenture trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge did not occur.

Defeasance of Certain Covenants.

If we elect to have the provisions of the Debenture Indenture relating to defeasance of certain covenants applied to any unsecured debt securities, we may omit to comply with certain restrictive covenants that may be described in any applicable prospectus supplement, and the occurrence of certain events of default with respect to those restrictive covenants will no longer be applicable to those unsecured debt securities. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the unsecured debt securities, money or U.S. Government Obligations, or both, which will provide money sufficient to pay the principal of and any premium and interest on the unsecured debt securities as they become due. We will also be required, among other things, to deliver to the debenture trustee an opinion of counsel to the effect that holders of such unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance did not occur. If we were to exercise this option with respect to any unsecured debt securities and those unsecured debt securities subsequently were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations deposited in trust would be sufficient to pay amounts due on the unsecured debt securities at the time of their respective stated maturities but might not be sufficient to pay the amounts due upon acceleration resulting from the event of default. In that case, we would remain liable for those payments.

Title

The Company and the debenture trustee, and any agent of the Company or the debenture trustee, may treat the person in whose name an unsecured debt security is registered as the absolute owner thereof (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Debenture Indenture and the unsecured debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debenture Trustee

The Bank of New York Trust Company, N.A. (successor to Fifth Third Bank) will be the debenture trustee under the Debenture Indenture. The Bank of New York Trust Company, N.A., or its affiliate, The Bank of New York also acts as the trustee for certain debt securities of our affiliates. The Bank of New York makes loans to, and performs other financial services for, us and our affiliates in the normal course of business.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

We may issue from time to time one or more series of first mortgage bonds under a first mortgage indenture dated September 1, 1939, between us and LaSalle Bank National Association, as first mortgage trustee, as supplemented to date (the “Mortgage”) and as proposed to be supplemented by one or more supplemental indentures. When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of these first mortgage bonds in a prospectus supplement.

We have summarized certain terms and provisions of the Mortgage. The summary is not complete. The Mortgage is an exhibit to the registration statement of which this prospectus forms a part. You should read the Mortgage for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Mortgage. The Mortgage is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

The relevant prospectus supplement will describe the terms of any series of first mortgage bonds being offered pursuant to this prospectus, including:

•	the aggregate principal amount of the first mortgage bonds;

•	the date or dates on which the first mortgage bonds mature;

•	the rate or rates per annum at which the first mortgage bonds will bear interest;

•	the dates on which interest will be payable;

•	the redemption terms of the first mortgage bonds;

•	the office or agency where the principal of and any premium and interest on the first mortgage bonds will be payable, and each office or agency where the first mortgage bonds may be presented for registration of transfer or exchange; and

•	any other terms of the first mortgage bonds not inconsistent with the provisions of the Mortgage.

Interest will be paid to registered holders of record on the applicable record date as established in the supplemental indenture relating to the first mortgage bonds. Unless otherwise specified in the prospectus supplement, the first mortgage bonds will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. The first mortgage bonds may be exchanged without charge for first mortgage bonds of other denominations, unless otherwise specified in the relevant prospectus supplement.

The first mortgage bonds are not entitled to the benefits of an improvement and sinking fund.

Maintenance and Renewal

The first mortgage bonds are not entitled to the benefits of a maintenance and renewal fund. However, with respect to all series of first mortgage bonds issued prior to Series BBB, the following provisions of the Mortgage will apply:

During each calendar year, so long as any bonds are outstanding thereunder, we must expend sums equal to the greater of (a) 15% of our gross operating revenues (which, as defined in the Mortgage, excludes revenues received after January 1, 1976 which are attributable to increases in the unit cost of fuel over the average unit cost of fuel used in 1975) for such calendar year or (b) 2.25% of our depreciable property on January 1 of such year for (i) the maintenance and repair of the mortgaged properties, (ii) the construction or acquisition of bondable property, or (iii) the retirement of bonds issued under the Mortgage. We must deposit annually with the first mortgage trustee cash to the extent that such aggregate amount is not so expended, less any credits for excess expenditures for such purposes in prior years. Any cash so deposited may be withdrawn by us or applied by the first mortgage trustee as provided in the Mortgage (including the redemption at the optional redemption price of bonds which are then redeemable at our option). Excess expenditures may be used to comply with the requirements of any subsequent year or years, and gross expenditures (as defined and limited in the Mortgage) for bondable property may be certified to comply with the provisions of clause (ii) above. Expenditures so used, and bonds retired through expenditures so used, cannot be used for other purposes under the Mortgage; and expenditures used or bonds retired for other purposes under the Mortgage cannot be used for the purpose of complying with said maintenance and renewal provisions. The Mortgage does not require that any notice be given to bondholders in connection with these maintenance and renewal requirements, unless and until an event of default under the Mortgage occurs by reason of our failure to meet the requirements. The maintenance and renewal provisions of the Mortgage do not require the retirement annually of any specific amount of outstanding first mortgage bonds.

We will maintain the mortgaged properties in good repair and working order.

Security

The first mortgage bonds will rank pari passu, except as to any sinking fund, maintenance and renewal fund or similar fund provided for in any outstanding series of bonds, with all bonds now or subsequently issued and outstanding under the Mortgage. The Mortgage constitutes a first mortgage lien, subject only to permitted liens (as defined in the Mortgage), on all or substantially all of our permanent fixed properties.

Issue of Additional First Mortgage Bonds

Additional new series of first mortgage bonds, without limitation as to aggregate principal amount, may be issued under, and in accordance with the terms of, the Mortgage from time to time on any one or more of the following bases:

1. For or on account of the “retirement” of an equal principal amount of first mortgage bonds of any one or more other series previously authenticated under the Mortgage; but we have covenanted that, so long as any first mortgage bonds issued under the Mortgage remain outstanding, first mortgage bonds issued for or on account of such “retirement” will be issued only in respect of first mortgage bonds issued after August 31, 1945.

2. In principal amount not greater than 60% of “net expenditures” made by the Company after September 26, 1945 for the construction or acquisition of “bondable property” (which includes construction work in progress to the extent actually constructed or erected) which has become subject to the lien of the Mortgage and is not subject to any lien or mortgage equal or prior in lien or mortgage securing obligations for the payment or redemption of which the necessary funds shall have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations.

3. In an aggregate principal amount equal to the amount of cash deposited with the first mortgage trustee under the Mortgage, which “deposited cash” may be applied to the redemption or purchase of first mortgage bonds of any series issued under the Mortgage or may be withdrawn by us to an amount equal to the principal amounts of any first mortgage bonds which could be authenticated for the purposes and under the conditions stated in 1 and 2 above.

No additional first mortgage bonds may be authenticated for or on account of “net expenditures” for “bondable property” or for “deposited cash,” and no additional first mortgage bonds bearing a higher rate of interest than the first mortgage bonds for or on account of the “retirement” of which they are issued may be authenticated more than five years prior to the stated maturity of the first mortgage bonds for or on account of the “retirement” of which they are issued, unless “net earnings” requirements (i.e., net earnings for the twelve months ended prior to such issuance must be two times the interest on all first mortgage bonds outstanding after giving effect to such issuance) are satisfied. For purposes of the Mortgage, the “net earnings” of Duke Energy Indiana for any period means an amount, computed in accordance with accepted principles of accounting, determined by deducting from the total gross earnings and income for Duke Energy Indiana derived from all sources for such period all operating expenses of Duke Energy Indiana for such period, the remainder being adjusted, if necessary, so that no more than ten per centum (10%) thereof consists of the aggregate of (a) net non-operating income, (b) net operating revenues derived from the operation by Duke Energy Indiana of any properties other than electric, gas or water properties, and (c) net earnings from any properties not owned by Duke Energy Indiana.

The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 60% “bonding ratio” referred to in subsection 2 of the first paragraph above will increase to 66 2/3%.

Acquisition of Property Subject to Prior Lien

The Mortgage provides that we will not, so long as any first mortgage bonds are outstanding under the Mortgage, acquire any properties which at the time of the acquisition are subject to a lien or liens equal or prior to the lien of the Mortgage (other than “permitted liens”) if at the date of acquisition the principal amount of outstanding obligations secured by such liens exceeds 60% of the “value” of “bondable property” so acquired, or if the “net earnings” of such property for twelve consecutive months ending within 90 days next preceding the date of acquisition has been less than two times the interest charges for one year on all outstanding obligations secured by such lien at the time of acquisition, except obligations for the payment or redemption of which the necessary funds have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations. The Mortgage further provides that upon the acquisition of any property subject to a lien or liens equal or prior to the lien of the First Mortgage, we will cause all such mortgages then existing on such property to be closed and, after such acquisition, will permit no additional indebtedness to be secured by those mortgages.

The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 60% figure in principal amount of outstanding obligations secured referred to in the previous paragraph above will increase to 66 2/3%.

Modification of Mortgage

In general, modifications or alterations of the Mortgage, and of the rights or obligations of Duke Energy Indiana and of the bondholders, as well as waivers of compliance with the Mortgage, may with the approval of our Board of Directors be made at bondholders’ meetings with the affirmative vote of 75% of the aggregate principal amount of the first mortgage bonds entitled to vote at the meeting with respect to matters involved; provided, however , that no modifications or alterations may be made which will permit (1) the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any first mortgage bond, or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in terms of payment of such principal, interest or premium, which terms shall always be unconditional, or (2) the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged properties, or (3) the depriving of any bondholder of a lien upon the mortgaged properties, or (4) the reduction of the percentage of first mortgage bonds required for the taking of action with respect to any such modification or alteration.

The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 75% vote requirement referred to in the previous paragraph will decrease to 66 2/3%.

Dividend Restrictions

The Mortgage provides that, so long as any first mortgage bonds are outstanding under the Mortgage, Duke Energy Indiana may not declare or pay any dividends or make any distributions on shares of any class of its capital stock (other than on preferred stock or dividends payable in shares of its common stock or dividends which are applied to the purchase of shares of its common stock by the shareholder receiving such dividends) or purchase, retire or otherwise acquire for a consideration any shares of its common stock, except out of our earned surplus or net profits determined in accordance with generally accepted principles of accounting and lawfully available for that purpose. For the purpose of this covenant only, in computing the amount of such earned surplus or net profits, there shall have been, subsequent to September 1, 1939, and up to the date as of which the computation is made, charged to operating expenses for maintenance or as a reserve for depreciation or retirements, the aggregate amounts required to be expended or deposited with the first mortgage trustee under the provisions described under the caption “Maintenance and Renewal” for such period. The Mortgage does not require that any notice be given to bondholders in connection with the foregoing restrictions on dividends, unless and until an event of default under the Mortgage occurs by reason of the Company’s violation of that dividend restriction.

Concerning the First Mortgage Trustee

The Mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds have the right to require the first mortgage trustee to take action on behalf of the bondholders, but under certain circumstances the first mortgage trustee may decline to follow such directions or to exercise certain of its powers. Prior to taking such action, the first mortgage trustee is entitled to indemnity satisfactory to it against costs, expenses and liabilities that may be incurred in the course of such action. Such right to indemnification does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder’s first mortgage bonds when due.

Certain affiliates of the first mortgage trustee make loans to, and provide various financial services for, us and our affiliates in the normal course of business.

Defaults, Notices and Certificates

The Mortgage provides generally that failure for 30 days to pay interest on any first mortgage bond, failure to pay the principal of any first mortgage bond, whether at maturity or upon redemption or declaration, failure to pay principal or interest on any prior lien obligations, failure for 60 days after notice to perform or observe other covenants of the Mortgage, default under any mortgage or other instrument securing any prior lien obligations and the occurrence of insolvency, bankruptcy or similar proceedings constitute events of default. The first mortgage trustee is required to give notice to the bondholders of the occurrence of any event which constitutes, or which, with the giving of notice or the lapse of time or both, would constitute, an event of default, except that the first mortgage trustee may withhold such notice if the first mortgage trustee determines that to do so is in the interests of the bondholders unless such event relates to the payment of principal of or interest on or any sinking fund obligation for the benefit of any of the first mortgage bonds. Upon the occurrence of an event of default, the first mortgage trustee may, and upon written request of the holders of a majority in principal amount of all first mortgage bonds then outstanding under the Mortgage due and payable must, enforce the lien of the Mortgage by foreclosure or exercise such other remedies as are provided in the Mortgage.

Compliance with certain provisions of the Mortgage is required to be evidenced by various written statements or certificates filed with the first mortgage trustee, and various certificates and other papers are required to be filed with the first mortgage trustee annually and upon the happening of various events. However, no periodic evidence is required to be furnished as to the absence of events of default or compliance with the terms of the Mortgage.

Book Entry; Delivery and Form

Unless otherwise specified in any applicable prospectus supplement, the first mortgage bonds will be issued in fully registered form, without coupons. Except as described below or otherwise specified in the applicable prospectus supplement, the first mortgage bonds will be deposited with, or on behalf of, the Depository Trust Company, New York, New York, or DTC, and registered in the name of DTC’s nominee, in the form of a global bond.

We expect that pursuant to procedures established by DTC:

•	upon deposit of the bond, DTC or its custodian will credit on its internal system interests in the global bond to the accounts of persons who have accounts with DTC, the participants; and

•	ownership of interests in the global bond will be shown on, and the transfer of those interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of the participants) and the records of the participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global bond will be limited to participants or persons who hold interests through participants.

So long as DTC or its nominee is the registered owner of the first mortgage bonds, DTC or the nominee will be considered the sole owner of the first mortgage bonds represented by the global bond for all purposes under the Mortgage unless we indicate differently in a prospectus supplement. Except as specified below, no beneficial owner of an interest in the global bond will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Mortgage with respect to the first mortgage bonds.

Unless otherwise specified in any applicable prospectus supplement, payments of the principal of and interest on the global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Duke Energy Indiana, the mortgage trustee or any paying agent under the Mortgage will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Unless otherwise specified in any applicable prospectus supplement, we expect that DTC or its nominee, upon receipt of any payment of the principal of or interest on the global bond, will immediately credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global bond held through such participants will be governed by standing customer instructions and customary practice as is now the case with securities held in nominee accounts. These payments will be the responsibility of the participants.

Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated first mortgage bond for any reason, including to sell first mortgage bonds to persons in states which require physical delivery of the first mortgage bonds or to pledge such securities, the holder must transfer its interest in the global bond in accordance with the normal procedures of DTC and with the procedures set forth in the Mortgage.

Unless otherwise specified in the applicable prospectus supplement, we expect that DTC will advise us that:

•	it will take any action permitted to be taken by a holder of first mortgage bonds (including the presentation of the first mortgage bonds for exchange as described below) only at the direction of one or more participants to whose account at DTC interests in the global bond are credited and only in respect of that portion of the aggregate principal amount of first mortgage bonds as to which the participant or participants has or have given direction. However, as described below, if there is an event of default under the Mortgage, DTC will exchange the global bonds for certificated first mortgage bonds, which it will distribute to its participants;

•	it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act; and

•	it was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC is expected to agree to the foregoing procedures in order to facilitate transfers of interest in the global bond among the participants, it is under no obligation to perform those procedures, and the procedures may be discontinued at any time. Neither we nor the mortgage trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Interests in Global Bonds for Certificated Bonds

Unless otherwise specified in any applicable prospectus supplement, the entire global bond may be exchanged for definitive first mortgage bonds in registered, certificated form if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global bond and we fail to appoint a successor depositary within 90 days;

•	DTC has ceased to be a clearing agency registered under the Exchange Act;

•	we notify the mortgage trustee in writing that we elect to cause the issuance of certificated bonds; or

•	there shall have occurred and be continuing a default or an event of default with respect to the first mortgage bonds.

Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global bond may be exchanged for certificated bonds only upon at least 20 days’ prior written notice given to the mortgage trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated bonds delivered in exchange for any beneficial interest in the global bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of its direct or indirect participants.

Neither we nor the mortgage trustee will be liable for any delay by the holder of the global bond or DTC in identifying the beneficial owners of the first mortgage bonds, and we and the mortgage trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global bond or DTC for all purposes.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Duke Energy Indiana, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s restatement of its consolidated balance sheet as of December 31, 2005 and the related consolidated statements of common stockholder’s equity and comprehensive income for the years ended December 31, 2005 and 2004 and to a change in its accounting for emission allowances), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Thompson Hine LLP, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public through Duke Energy’s web site at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC web site at http://www.sec.gov.

Additional information about Duke Energy Indiana is also available at http://www.duke-energy.com. Such web site is not a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy Indiana incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, and June 30, 2007; and

•	Current Reports on Form 8-K filed June 25, 2007, and July 5, 2007.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Indiana